Exhibit 15.1

May 10, 2017

To the Board of Directors and Stockholders of

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska  68154

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of West Corporation and subsidiaries for the periods ended March 31, 2017 and 2016, as indicated in our report dated May 10, 2017, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, is incorporated by reference in Registration Statement No. 333-187452 on Form S-8 and Registration Statement No. 333-202622 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Omaha, Nebraska